Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Forms S-8 (File Nos. 333-42598, 333-42596, and 333-42594) on Form S-4 (File Nos. 333-32446) and Form S-3 (File No. 333-50906) of Curis, Inc., of our report dated February 4, 2003 relating to the financial statements, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

Boston, Massachusetts

March 14, 2003